Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

FOURTH QUARTER AND FULL-YEAR 2017

RESULTS INCLUDE A ONE-TIME TAX CHARGE

CALABASAS, Calif., March 8, 2018 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Highlights

•	Total revenues increased by 7.2% to $202.8 million compared to a 6.9% decline in the fourth quarter of 2016
•	Financing revenue increased by 22.6% to $15.5 million driven by significant growth in financing purchase transactions
•	Private Client Market segment brokerage transactions were up slightly in contrast to a 7.0% decline experienced during the fourth quarter of 2016
•	Brokerage commissions in the Larger Transaction Market segment increased by 5.1% compared to a difficult comparison of 15.1% gain in this segment during the fourth quarter of 2016
•	Net income was $8.5 million, or $0.22 per common share (basic and diluted), which included a $11.6 million one-time charge in connection with the remeasurement of deferred tax assets, net due to the enactment of the Tax Cuts and Jobs Act. Adjusted net income was $20.1 million, or $0.52 per common share, basic and $0.51 per common share, diluted when excluding this charge.

Full Year 2017 Highlights

•	Total revenues increased to $719.7 million
•	Financing revenue increased by 14.3% to $49.7 million
•	Private Client Market segment brokerage transactions, which represented approximately 68% of the Company’s brokerage commissions, increased 2.3% compared to prior year, despite an estimated decline for the year in market transaction activity
•	Brokerage transactions in the Larger Transaction Market segment declined by nearly 2.0% compared to an outsized 29.7% gain in this segment in 2016
•	Net income was $51.5 million, or $1.32 per common share (basic and diluted), which included a one-time charge of $11.6 million in connection with the remeasurement of deferred tax assets, net due to the enactment of the Tax Cuts and Jobs Act. Adjusted net income was $63.2 million, or $1.62 per common share (basic and diluted) when excluding this charge.

Hessam Nadji, President and CEO stated, “Marcus & Millichap ended 2017 on a positive trajectory with revenue growth of 7.2% on a year-over-year basis for the fourth quarter in contrast to revenue decline of 6.9% in the fourth quarter of 2016. Our intensified client outreach initiatives, sales force expansion and our team’s commitment to client service provided the impetus for modest revenue growth for the year despite uncertainty that pushed many investors to the sidelines.” Mr. Nadji continued, “We are encouraged by our continued market share growth in the Private Client Market segment in light of a more challenging environment and slower sales. Our initiatives to expand our financing capabilities are also showing progress as reflected in revenue growth of 22.6% for our financing business in the fourth quarter and 14.3% for the year.” Mr. Nadji added, “We look forward to 2018 with cautious optimism. The Tax Cuts and Jobs Act is projected to be very constructive, not only for the real estate industry at large, but also for the Company given our reduced tax rate going forward. Lower tax liability, coupled with a gradual increase in market activity and further share gains, should grow our free cash flow and further strengthen the balance sheet. The Company is well positioned for strategic acquisitions and investments to make our platform more competitive. We are focused on executing these strategies to enhance long-term shareholder value.”

Fourth Quarter 2017 Results Compared to Fourth Quarter 2016

Total revenues for the fourth quarter of 2017 were $202.8 million, compared to $189.2 million for the same period in the prior year, increasing by $13.6 million, or 7.2%. The growth in total revenues was driven by the increase in real estate brokerage commissions, other revenues and, to a lesser extent, financing fees. Real estate brokerage commissions increased by 2.7% to $177.3 million primarily due to an increase in sales volume and, to a lesser extent, improved rates in the Private Client Market and Middle Market segments. This increase was partially offset by a decrease in average commission rates due to a larger proportion of transactions from the Larger Transaction Market segment. Other revenues increased by 164.9% to $9.9 million primarily due to a large consulting and advisory services fee during the fourth quarter of 2017 with no comparable fee during the same period in 2016. Financing fees grew by 22.6% to $15.5 million primarily due to a significant growth in financing purchases.

Total operating expenses for the fourth quarter of 2017 increased by 8.8% to $175.4 million, compared to $161.3 million for the same period in the prior year. The increase was primarily driven by an increase in cost of services and selling, general and administrative expenses. Cost of services increased by 8.3% to $131.7 million. Cost of services as a percent of total revenues rose by 70 basis points to 65.0% compared to the same period in the prior year. This was primarily due to an increase in the proportion of transactions closed by our more senior investment sales professionals, who are generally compensated at higher commission rates.

Selling, general and administrative expense for the fourth quarter of 2017 increased by 10.1% to $42.3 million, compared to the same period in the prior year primarily due to higher costs associated with (i) sales operations support and promotional marketing expenses; (ii) compensation related costs, including salaries and related benefits and management performance compensation; (iii) stock-based compensation expense and (iv) expansion of existing offices. These increases were partially offset by a decrease in legal costs and accruals.

Net income for the fourth quarter of 2017 was $8.5 million, or $0.22 per common share (basic and diluted), compared to net income of $17.2 million, or $0.44 per common share (basic and diluted), for the same period in the prior year. Net income for the fourth quarter of 2017 included a one-time charge in connection with the remeasurement of deferred tax assets, net due to the enactment of the Tax Cuts and Jobs Act. Excluding this charge of $11.6 million, adjusted net income was $20.1 million, or $0.52 per common share, basic and $0.51 per common share, diluted. Adjusted EBITDA for the fourth quarter of 2017 was $32.1 million compared to adjusted EBITDA of $31.3 million for the same period in the prior year.

Full Year 2017 Results Compared to Full Year 2016

Total revenues for 2017 were $719.7 million, compared to $717.5 million for 2016, increasing by 0.3%. Total operating expenses for 2017 were up 2.1% to $623.6 million compared to $610.9 million for 2016. Cost of services as a percent of total revenues remained flat at 62.0%. Net income for 2017 was $51.5 million, or $1.32 (basic and diluted) per common share, compared with net income of $64.7 million, or $1.66 (basic and diluted) per common share for 2016. Net income for 2017 included a one-time charge in connection with the remeasurement of deferred tax assets, net due to the enactment of the Tax Cuts and Jobs Act. Excluding this charge of $11.6 million, adjusted net income was $63.2 million, or $1.62 per common share (basic and diluted). Adjusted EBITDA for 2017 decreased by 5.6% to $111.7 million, from $118.3 million for 2016. As of December 31, 2017, the Company had 1,819 investment sales and financing professionals.

Business Outlook

We believe that the Company is positioned to continue to gain market share by leveraging a number of factors, including our leading national brand predominantly within our Private Client Market segment and specialty groups, experienced management team, infrastructure investments and proprietary technology. The size and fragmentation of the Private Client Market segment, in particular, continues to offer long-term growth opportunities with the top ten brokerage firms making up only 25.2% market share. This market segment consistently accounts for over 80% of commercial property sales transactions and over 60% of the commission pool. The Company’s growth plan also includes further expansion into various specialty property types such as hospitality, self-storage, seniors housing and the Larger Transaction Market segment, as well as expansion of its financing division, Marcus & Millichap Capital Corporation.

Key factors likely to influence the Company’s business in 2018 include:

•	Volatility in market sales and investor sentiment driven by:
o	Slowdown in market sales in the short- to mid-term in view of a maturing cycle, rising interest rates, and bid-ask spread gap between buyers and sellers, financial regulation and economic initiatives.
o	Possible boost to investor sentiment and sales activity based on Tax Cuts and Jobs Act, regulatory easing and proposed economic initiatives which are expected to increase real estate demand.

•	Experienced agents’ larger share of revenue production in a more challenging market environment resulting in a higher average commission payout.
•	Reduction of MMI’s effective tax rate to the 25.5%-27.5% range from nearly 40% in prior years reflecting a positive impact on its corporate tax rate as a result of the enactment of the Tax Cuts and Jobs Act.
•	Volatility in the Company’s Larger Transaction Market segment.
•	The potential for merger and acquisition activity and subsequent integration.

These factors, in addition to the business’s typical transaction closing date variability, highlight the importance of viewing the Company’s business through a long-term, at least annual, perspective.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, March 8, 2018, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, March 22, 2018, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13674949.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of December 31, 2017, the Company had over 1,800 investment sales and financing professionals in 78 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 8,979 transactions in 2017, with a sales volume of approximately $42.2 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2018 and beyond and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;
•	our ability to attract and retain qualified managers and investment sales and financing professionals;
•	the effects of increased competition on our business;
•	our ability to successfully enter new markets or increase our market share;
•	our ability to successfully expand our services and businesses and to manage any such expansions;
•	our ability to retain existing clients and develop new clients;
•	our ability to keep pace with changes in technology;
•	any business interruption or technology failure and any related impact on our reputation;
•	changes in interest rates, tax laws, including the recently enacted Tax Cuts and Jobs Act, employment laws or other government regulation affecting our business; and
•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Real estate brokerage commissions	$177,324	$172,743	$649,393	$662,220
Financing fees	15,522	12,665	49,653	43,444
Other revenues	9,930	3,749	20,654	11,786

Total revenues	202,776	189,157	719,700	717,450

Operating expenses:
Cost of services	131,730	121,637	446,557	444,768
Selling, general, and administrative expense	42,255	38,391	171,648	161,794
Depreciation and amortization expense	1,388	1,223	5,363	4,387

Total operating expenses	175,373	161,251	623,568	610,949

Operating income	27,403	27,906	96,132	106,501
Other income (expense), net	1,585	567	4,590	2,134
Interest expense	(370)	(378)	(1,496)	(1,533)

Income before provision for income taxes	28,618	28,095	99,226	107,102
Provision for income taxes	20,138	10,921	47,702	42,445

Net income	8,480	17,174	51,524	64,657
Other comprehensive (loss) income:
Unrealized (losses) gains on marketable securities, net of tax of $(103), $(487), $139 and $197 for the three months ended December 31, 2017 and 2016 and the years ended December 31, 2017 and 2016, respectively	(132)	(737)	193	313
Foreign currency translation gain (loss), net of tax of $0 for each of the three months ended December 31, 2017 and 2016 and each of the years ended December 31, 2017 and 2016	2	8	(63)	40

Total other comprehensive (loss) income	(130)	(729)	130	353

Comprehensive income	$8,350	$16,445	$51,654	$65,010

Earnings per share:
Basic	$0.22	$0.44	$1.32	$1.66
Diluted	$0.22	$0.44	$1.32	$1.66
Weighted average common shares outstanding:
Basic	38,966	38,843	38,988	38,899
Diluted	39,230	39,079	39,100	39,035

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $12.3 billion for the three months ended December 31, 2017, encompassing 2,443 transactions consisting of $8.7 billion for real estate brokerage (1,752 transactions), $1.7 billion for financing (499 transactions) and $1.9 billion in other transactions, including consulting and advisory services (192 transactions). Total sales volume was $42.2 billion for the year ended December 31, 2017, encompassing 8,979 transactions consisting of $30.5 billion for real estate brokerage (6,562 transactions), $5.6 billion for financing (1,707 transactions) and $6.1 billion in other transactions, including consulting and advisory services (710 transactions). As of December 31, 2017, the Company had 1,723 investment sales professionals and 96 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended December 31,		Year Ended December 31,
Real Estate Brokerage	2017	2016	2017	2016
Average Number of Investment Sales Professionals	1,682	1,594	1,649	1,527
Average Number of Transactions per Investment Sales Professional	1.04	1.05	3.98	4.24
Average Commission per Transaction	$101,212	$103,377	$98,963	$102,258
Average Commission Rate	2.04%	2.08%	2.13%	2.07%
Average Transaction Size (in thousands)	$4,972	$4,962	$4,644	$4,935
Total Number of Transactions	1,752	1,671	6,562	6,476
Total Sales Volume (in millions)	$8,711	$8,291	$30,475	$31,962

	Three Months Ended December 31,		Year Ended December 31,
Financing (1)	2017	2016	2017	2016
Average Number of Financing Professionals	93	100	95	98
Average Number of Transactions per Financing Professional	5.37	4.42	17.97	16.83
Average Fee per Transaction	$30,669	$28,719	$28,960	$26,314
Average Fee Rate	0.88%	0.91%	0.88%	0.85%
Average Transaction Size (in thousands)	$3,481	$3,172	$3,299	$3,093
Total Number of Transactions	499	441	1,707	1,651
Total Sales Volume (in millions)	$1,737	$1,399	$5,632	$5,107

(1)	Operating metrics calculated excluding certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended December 31,
	2017			2016			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	300	$189	$7,842	256	$164	$6,771	44	$25	$1,071
Private Client Market ($1 - $10 million)	1,263	3,845	115,904	1,253	4,049	116,881	10	(204)	(977)
Middle Market (≥$10 - $20 million)	103	1,405	26,988	96	1,315	23,786	7	90	3,202
Larger Transaction Market (≥$20 million)	86	3,272	26,590	66	2,763	25,305	20	509	1,285

	1,752	$8,711	$177,324	1,671	$8,291	$172,743	81	$420	$4,581

	Year Ended December 31,
	2017			2016			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	1,062	$661	$27,952	1,070	$682	$29,217	(8)	$(21)	$(1,265)
Private Client Market ($1 - $10 million)	4,891	15,029	444,081	4,779	15,274	447,366	112	(245)	(3,285)
Middle Market (≥$10 - $20 million)	361	4,906	91,035	374	5,099	88,568	(13)	(193)	2,467
Larger Transaction Market (≥$20 million)	248	9,879	86,325	253	10,907	97,069	(5)	(1,028)	(10,744)

	6,562	$30,475	$649,393	6,476	$31,962	$662,220	86	$(1,487)	$(12,827)

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	December 31, 2017 (Unaudited)	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$220,786	$187,371
Commissions receivable	9,586	4,809
Prepaid expenses	9,661	8,094
Income tax receivable	1,308	1,182
Marketable securities, available-for-sale	73,560	27,454
Other assets, net	5,529	5,102

Total current assets	320,430	234,012
Prepaid rent	15,392	13,285
Property and equipment, net	17,153	16,355
Marketable securities, available-for-sale	52,099	77,475
Assets held in rabbi trust	8,787	7,337
Deferred tax assets, net	22,640	35,571
Other assets	23,163	9,981

Total assets	$459,664	$394,016

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,202	$10,133
Notes payable to former stockholders	1,035	986
Deferred compensation and commissions	49,180	44,754
Accrued bonuses and other employee related expenses	23,842	22,303

Total current liabilities	83,259	78,176
Deferred compensation and commissions	49,361	44,455
Notes payable to former stockholders	7,651	8,686
Deferred rent and other liabilities	4,505	3,845

Total liabilities	144,776	135,162

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2017, and 2016, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,374,011 and 37,882,266 at December 31, 2017, and 2016, respectively	4	4
Additional paid-in capital	89,877	85,445
Stock notes receivable from employees	(4)	(4)
Retained earnings	224,071	172,599
Accumulated other comprehensive income	940	810

Total stockholders’ equity	314,888	258,854

Total liabilities and stockholders’ equity	$459,664	$394,016

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized (losses) gains on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income	$8,480	$17,174	$51,524	$64,657
Adjustments:
Interest income and other (1)	(1,221)	(516)	(3,514)	(1,761)
Interest expense	370	378	1,496	1,533
Provision for income taxes (2)	20,138	10,921	47,702	42,445
Depreciation and amortization	1,388	1,223	5,363	4,387
Stock-based compensation	2,972	2,102	9,145	7,035

Adjusted EBITDA(3)	$32,127	$31,282	$111,716	$118,296

(1)	Other for the three and twelve months ended December 31, 2017 and 2016 includes net realized gains (losses) on marketable securities, available-for-sale.

(2)	Provision for income taxes for the three and twelve months ended December 31, 2017, includes a one-time charge in the amount of $11.6 million in connection with the remeasurement of deferred tax assets, net due to enactment of the Tax Cuts and Jobs Act, which reduced the U.S. federal statutory corporate tax rate from 35% to 21%. In addition, the Company adopted a new accounting pronouncement in 2017 that required any windfall tax benefits, net of shortfalls to be recorded as a discrete item in the Company’s provision for income taxes. These windfalls/shortfalls arise from the difference in the grant date price and the vesting date price of employee and non-employee directors vesting of restricted stock units, deferred stock units and restricted stock awards. The Company recognized $2.7 million and $2.9 million in windfall tax benefits, net during the three and twelve months ended December 31, 2017, respectively as a reduction in the Company’s provision for income taxes.

(3)	The increase in Adjusted EBITDA for the three months ended December 31, 2017 compared to the same period in the prior year is primarily due to higher total revenues, partially offset by a higher proportion of operating expenses compared to revenues. The decrease in Adjusted EBITDA for the twelve months ended December 31, 2017 compared to the same period in the prior year is primarily due to a higher proportion of operating expenses compared to revenues, partially offset by higher total revenues.

Adjusted Net Income Reconciliation

During the three and twelve months ended December 31, 2017, the Company adjusted net income to exclude a one-time charge of $11.6 million in connection with the remeasurement of deferred tax assets, net as result of the enactment of the Tax Cuts and Jobs Act, which reduced the U.S. federal statutory corporate tax rate from 35% to 21%. A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to adjusted net income, excluding this one-time charge is as follows (in thousands):

	2017
	Three Months Ended	Year Ended
Net income	$8,480	$51,524
Adjustments:
One-time charge Tax Cuts and Jobs Act	11,644	11,644

Adjusted net income	$20,124	$63,168

Weighted average common shares outstanding:
Basic	38,966	38,988
Diluted	39,230	39,100
Earnings per share:
Basic	$0.22	$1.32
Diluted	$0.22	$1.32
Adjusted earnings per share:
Basic	$0.52	$1.62
Diluted	$0.51	$1.62

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million
•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million
•	Larger Transaction Market segment: transactions with values $20 million and above

Certain Adjusted Metrics

Real Estate Brokerage

During the year ended December 31, 2016, we closed a large transaction in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding this transaction:

	Year Ended December 31, 2017
	(actual)	(as adjusted)
Total Sales Volume Reduction	4.7%	3.2%
Average Commission Rate Growth	2.9%	1.4%
Average Transaction Size Reduction	5.9%	4.4%